UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 29, 2013

LEUCADIA NATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-5721	13-2615557
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Madison Avenue, New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 212-460-1900

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 29, 2013 the Board of Directors of Leucadia National Corporation elected Francisco L. Borges to the Corporation’s Board of Directors. Mr. Borges was also added to the Audit and Nominating and Corporate Governance Committees of the Board.

Mr. Borges is Chairman of Landmark Partners, an institutional alternative investment firm, specializing in private equity and real estate secondary market acquisitions. Prior to joining Landmark, Mr. Borges served as managing director of Financial Guaranty Insurance Company. Mr. Borges was Treasurer of the State of Connecticut, served as Deputy Mayor of the City of Hartford and legal counsel for The Travelers Insurance Company. Mr. Borges is a member of the Board of Directors of Assured Guaranty, Davis Selected Funds and is Vice-Chairman of the Board of Trustees for Connecticut Public Broadcasting Network. He is a Board member of the Knight Foundation, the University of Connecticut Medical/Dental School and Health Center Board of Directors and serves on the Millbrook School Board of Trustees. Mr. Borges is a former member of the Board and Treasurer of the National Association for the Advancement of Colored People and Board of Hartford Foundation for Public Giving. Mr. Borges received a B.A. from Trinity College in Hartford, Connecticut, and a J.D. from the University of Connecticut - School of Law.

Item 9.01. Financial Statements and Exhibits

The following exhibit is filed with this report:

Number	Exhibit

99	Press Release issued by Leucadia National Corporation on October 29, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEUCADIA NATIONAL CORPORATION

Date: October 29, 2013	/s/ Roland T. Kelly
Roland T. Kelly
Assistant Secretary and Associate General Counsel

EXHIBIT INDEX

Exhibit No.	Exhibit

99	Press Release issued by Leucadia National Corporation on October 29, 2013